Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made effective this 26th day of October, 2005 (the “Effective Date”), by and between KRISPY KREME DOUGHNUT CORPORATION, a North Carolina corporation (the “Company”), and JEFF JERVIK (the “Executive”).

RECITAL

The Company desires to hire the Executive and Executive desires to accept employment with the Company, on the terms set forth herein.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties do hereby agree as follows:

1.            Effective Date. This Agreement shall be effective upon, and from and after, the Effective Date set forth above.

2.            Employment. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, subject to the terms and conditions set forth in this Agreement. Executive’s first day of employment with the Company shall be October 26, 2005. Executive shall be hired as the Executive Vice President of Operations for the Company with responsibilities associated with all aspects of the Company’s operations at its various locations including Company-owned stores. Executive shall perform all duties and services incident to such position, or such other duties and services as may be established and communicated by the Company’s Chief Executive Officer or President and Chief Operating Officer from time to time. Executive shall be required to relocate to Winston-Salem, North Carolina, or the surrounding area, within three (3) months of the execution of this Agreement, in order to be readily accessible to the Company’s headquarters, but he shall not thereafter be required to relocate his residence or principal office to any place outside Forsyth County, North Carolina without his consent. During his employment hereunder, Executive shall devote his best efforts and attention, on a full-time basis, to the performance of the duties required of him as an employee of the Company. During his employment hereunder, Executive agrees that he will not engage, except on behalf of or with the written consent of the Company, in any other employment with, or serve as an independent contractor, consultant, or employee of any other business or entity, other than serving as board member or volunteer of a not-for-profit agency. During his employment hereunder, Executive agrees that he will not own any interest in (directly or indirectly as an owner, partner or shareholder) any business or entity that manufactures or sells doughnuts, coffee, or complementary products or any business or entity that provides or sells any products or services to the Company, without the prior written consent of the Company. Executive represents that he is not subject to any agreement, covenant or restriction with any other person or entity that would preclude or restrict his performance of the duties assigned to him pursuant to this Agreement.

3.            Term. Executive’s employment with the Company is to begin on the date identified in paragraph 2 of this Agreement and shall continue until terminated by either party in the manner set forth in this Agreement (hereafter the “Term”).

4.            Compensation and Employee Benefits. During the Term of this Agreement, Executive shall receive the following compensation and benefits:

(a)          Executive shall be paid an annual salary of Three Hundred Twenty-Five Thousand Dollars ($325,000) or such higher salary as shall be established by the Company’s President or Board of Directors, which salary shall be subject to applicable withholdings and payable in arrears in equal monthly installments or on such other periodic dates as the Company normally pays its employees pursuant to its payroll practices and administration.

(b)          In consideration of Executive joining the Company on or before November 1, 2005 and his forgoing a bonus opportunity at his current employment, within ten days after Executive’s first day of employment with the Company, Executive shall be paid a bonus in the amount One Hundred Thousand Dollars ($100,000), which shall be subject to applicable withholdings. Executive agrees that if he voluntarily resigns his employment or is terminated for “Good Cause,” as defined in section 5, within the first year after his initial date of employment with the Company, he shall be obligated to repay, and he hereby promises to pay, to the Company a pro rata portion of this bonus amount. The pro rata portion shall be determined by multiplying $100,000 by a fraction, the denominator of which is twelve (12) and the numerator of which is the number of thirty-day periods remaining between his date of termination of employment and the first anniversary of his employment with the Company, but in no event shall the amount to be repaid exceed the net amount of the bonus paid to Executive.

(c)          Executive shall not be eligible for a bonus for the fiscal year ending on or about January 31, 2006. For the fiscal year ending on or about January 31, 2007, the Company agrees that Executive shall receive a minimum bonus in the gross amount, before applicable withholdings, of Twenty-two and one-half percent (22.5%) of his then-current base salary, provided that he is still employed by the Company at the end of such fiscal year. After the fiscal year ending on or about January 31, 2007, Executive shall be eligible for a bonus or such other incentive compensation under such plans and arrangements as are then generally provided for the senior executives of the Company.

(d)          On the next occasion that the Company grants stock options, restricted stock or other equity compensation to senior executives of the Company, Executive will receive such equity compensation in an amount and on a basis that is substantially similar to other senior executives of the Company at Executive’s level of responsibility. Such equity compensation, when granted, shall be governed by the applicable Krispy Kreme plan and any grant agreement issued by the Company.

(e)          The Executive shall be entitled to participate in and receive any other employee benefits and incentive compensation arrangements provided to a majority of the Company’s executive vice presidents or senior vice presidents; provided that the Company reserves the right to amend its benefit plans and/or eliminate any of its employee benefit plans at any time.

(f)           The Company shall reimburse Executive for the reasonable and necessary out-of-pocket expenses, including entertainment, travel and similar items, incurred by him in performing his duties hereunder upon presentation of such documentation thereof as the Company may normally and customarily require of executive vice presidents and senior vice presidents.

(g)          For any compensation payable to Executive as set out above, Executive agrees that the Company shall have a right of offset for any and all damages, costs and expenses arising from a breach or breaches of this Employment Agreement or any other contractual obligation of Executive to the Company or its affiliates, and Executive agrees that such damages, costs, and expenses may be deducted and withheld from any salary, bonus, expense reimbursement or other compensation provided above. Nothing in this subsection (g) shall be read to limit or preclude either party to this Agreement from seeking any additional remedies as may be available through any other means.

5.            Relocation Expenses. As provided herein, Executive shall be required to relocate to Winston-Salem, North Carolina or the surrounding area. Executive shall be reimbursed for some of the expenses incurred in connection with such relocation, in accordance with the Company’s policy on reimbursement of such relocation expenses, provided that he timely submits appropriate documentation of such expenses. Executive hereby acknowledges receipt of said policy.

6.            Termination of Employment. During the Executive’s employment with the Company, the Term and Executive’s employment may be terminated in the following manner:

(a)          Termination for Good Cause. At any time during the Term, the Company may terminate the Executive’s employment for Good Cause. “Good Cause” shall be defined to mean Executive’s (a) insubordination to his superiors at the Company, (b) habitual neglect or refusal to do his duties and his failure to cure such neglect after written notice and within a reasonable period of time as established by the Company’s President or chief executive in such written notice or (c) acts of gross negligence or willful misconduct to the material detriment of the Company. Upon the occurrence of an event or action described in this subparagraph, Company may terminate Executive’s employment immediately by providing written notice to Executive and in such event, Company shall have no further obligation to pay any salary to Executive after the effective date of such termination; Executive’s employee benefits shall cease effective as of the date of termination of his employment.

(b)          Voluntary Termination. The Executive may voluntarily terminate his employment with the Company upon 30 days prior written notice. Upon the Executive’s voluntary termination of his employment, Company shall have no further obligation to pay any salary to Executive after the effective date of such termination; and Executive’s employee benefits shall cease effective as of the date of termination of his employment.

(c)          Termination upon Executive’s Death. The Executive’s employment shall terminate automatically upon his death.

(d)          Termination upon Executive’s Disability. The employment of the Executive shall be terminated by Disability of the Executive. Disability shall mean a condition or impairment affecting Executive and rendering Executive disabled within the meaning of the Company’s then applicable disability policy covering Executive.

(e)          Termination by the Company for any other reason. The Company, upon 30 days notice to Executive, may terminate Executive’s employment and the Term of this Agreement for any reason other than those set forth in subparagraphs (a), (b), (c), and (d).

7.	Effect of Termination.

(a)          If the Executive’s employment is terminated by reason of death or voluntary termination of employment, the Company shall pay the Executive (or his estate in the case of his death) his base salary, non-incentive compensation, bonuses and benefits as provided in paragraph 4 through the date of Executive’s termination of employment (and in the case of his death a death benefit of $5,000).

(b)          If the Executive’s employment is terminated by reason of Disability, the Company shall pay the Executive his base salary, non-incentive compensation, bonuses and benefits for a period of six months following the date of Disability. Thereafter, this Agreement terminates and the Executive shall receive those benefits payable to him under the applicable disability insurance plan provided by the Company. Any payments and benefits due to the Executive under employee benefit plans and programs of the Company, including any applicable stock option plan, shall be determined in accordance with the terms of such benefit plans and programs.

(c)          In the event of the Executive’s termination by the Company pursuant to the provisions of paragraph 6(e) with such termination of employment effective at any time within the first twelve months after his first date of employment with the Company, the Company shall pay Executive severance at his then current base salary monthly rate, for the period of six months following the termination of his employment. If, after six months following the termination of his employment, Executive has not found employment with another employer after conducting diligent efforts to do so, the Company will continue to pay Executive severance at his then current base salary monthly rate on a month-by-month basis so long as he remains unemployed in spite of diligent efforts to find employment, up to a maximum of an additional six month period. In the event of the Executive’s termination by the Company pursuant to the provisions of paragraph 6(e) with such termination of employment effective at any time after the first anniversary of his employment with the Company, the Company shall pay the Executive his base salary, non-incentive compensation, bonuses and benefits as provided in paragraph 4 through the date of Executive’s termination of employment.

(d)          Except as otherwise provided herein, upon the termination of Executive’s employment, his participation in applicable employee benefit plans and programs shall terminate in accordance with the provisions of those plans and programs, provided, that Executive or his heirs and beneficiaries may be entitled to continuation or conversion opportunities in accordance with the terms of those plans and programs.

8.            Termination For Good Reason. In the event of a “Change in Control” of the Company (as hereinafter defined), the Executive may terminate his employment for Good Reason provided he resigns his employment for Good Reason within six months following the date of the occurrence of the Change of Control. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events during the three (3) months immediately preceding or following the effective date of a Change in Control of the Company:

(a)          a material change in the scope of the Executive’s assigned duties and responsibilities from those in effect immediately prior to a Change in Control of the Company or the assignment of duties or responsibilities that are inconsistent with the duties and responsibilities of a executive vice president of operations of a public company;

(b)          a reduction by the Company in the Executive’s base salary or incentive compensation as in effect on the date of a Change in Control;

(c)          the Company’s requirement that the Executive be based anywhere other than the Company’s offices in Forsyth County, North Carolina, at which he was based prior to the Change in Control of the Company; or

(d)          the failure by the Company to continue to provide the Executive with benefits substantially similar to those specified in Section 4 of this Agreement.

For purposes of subsection (c) above, the Company shall be deemed to have required the Executive to be based somewhere other than the Company’s offices at which he was based prior to the Change in Control if the Executive is required, without his consent, to spend more than two days per week on a regular basis at a business location not within 50 miles of the Executive’s primary business location as of the effective date of a Change in Control.

If the Executive terminates his employment for Good Reason within six months following the date of the occurrence of a Change of Control or if the Company terminates Executive’s employment without “Good Cause,” as defined in this Agreement, at any time within 30 days prior to the Change of Control or six months following the Change of Control, then in such an event, the Company shall pay Executive severance at his base salary monthly rate (the rate as in effect on the date of a Change in Control), for the period of six months following the termination of his employment. If, after six months following the termination of his employment, Executive has not found employment with another employer after conducting diligent efforts to do so, the Company will continue to pay Executive severance at his then current base salary monthly rate on a month-by-month basis so long as he remains unemployed in spite of diligent efforts to find employment, up to a maximum of an additional six month period.

For purposes of this Agreement, a “Change in Control” means the date on which the earlier of the following events occur:

(a)          the acquisition by any entity, person or group of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 30% of the outstanding capital stock of the Company entitled to vote for the election of directors (“Voting Stock”);

(b)          the merger or consolidation of the Company with one or more corporations as a result of which the holders of outstanding Voting Stock of the Company immediately prior to such a merger or consolidation hold less than 60% of the Voting Stock of the surviving or resulting corporation;

(c)          the transfer of substantially all of the property of the Company other than to an entity of which the Company owns at least 80% of the Voting Stock; or

(d)          the election to the Board of Directors of the Company of three or more directors during any twelve (12) month period without the recommendation or approval of the incumbent Board of Directors of the Company.

9.            Inventions, Discoveries, and Improvements. All inventions, discoveries, and improvements, whether patentable or unpatentable, copyrightable or uncopyrightable, made, devised, or discovered by the Executive, whether by himself or jointly with others, from the time of entering the Company’s employ until three months after the termination of his employment, relating or pertaining in any way to the business of the Company or that result directly or indirectly from any work performed by Executive for the Company or that result directly or indirectly from using the Company’s equipment, supplies, facilities or trade secret information (the “Company Inventions”) shall be promptly disclosed in writing to the Company and shall inure to the benefit of the Company and become and remain the sole and exclusive property of the Company. The Executive agrees to execute at the request of the Company any assignments to the Company or its nominee of his entire right, title, and interest in any of the Company Inventions, and to execute any other instruments and documents requisite or desirable in applying for and obtaining patent or copyrights with respect thereto at the cost of the Company, in the United States and in all foreign countries. The Executive further agrees, whether or not an employee of the Company, to cooperate to the extent and in the manner requested by the Company in the prosecution or defense of any patent or copyright claims or any litigation or other proceeding involving any inventions, trade secrets, processes, discoveries, or improvements of the Company, including the Company Inventions, but all expenses thereof shall be paid by the Company. Executive agrees to disclose immediately to the Company all inventions, discoveries, and improvements, including those made, developed or discovered on Executive’s own time, in order to determine whether they are the Company Inventions.

10.          Confidentiality. In the course of his employment with the Company, the Executive will receive information which is proprietary and confidential. Executive shall be required to execute and comply with confidentiality agreements generally required of all employees of the Company. Company and Executive agree that the confidentiality restrictions contained in any policy of or agreement with the Company are in addition to the Executive’s confidentiality obligations and duties of loyalty established by or derived from the common laws or statutes of the state of North Carolina.

11.          Non-Competition. In the event of termination for any reason, including voluntary termination of the Executive, the Executive agrees that for a period of two years following the date of termination of his employment with the Company, Executive shall not directly or indirectly, personally or with other employees, agents or otherwise, or on behalf of any other per son, firm, or corporation, engage in the business of making and selling doughnuts and complementary products, including coffee beverages or coffee grounds,

(a)          within a 100 mile radius of any place of business of the Company (including franchised operations) or of any place where the Company (or one of its franchised operations) has done business since the Effective Date of this Agreement,

(b)          in any county where the Company is doing business or has done business since the Effective Date, or

(c)          in any state where the Company is doing business or has done business since the Effective Date.

Notwithstanding the above, ownership by Executive of an interest in any licensed franchisee of the Company shall not be deemed to be in violation of this Section 11. Executive also agrees that for the period of two years following the termination of his employment with the Company, he will not directly or indirectly solicit any employee of the Company to leave his or her employment with the Company or its subsidiaries or affiliates or seek to engage such an individual on behalf of another entity. In the event of an actual or threatened breach of this provision, the Company shall be entitled to an injunction restraining Executive from such action and the Company shall not be prohibited in obtaining such equitable relief or from pursuing any other available remedies for such breach or threatened breach, including recovery of damages from Executive.

12.	Successors; Binding Agreement.

(a)          This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their heirs, personal representatives, successors and assigns.

(b)          The Company shall require any successor (whether direct or indirect and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used herein, “Company” shall mean the Company as defined in the preamble to this Agreement and any successor to its business or assets which executes and delivers (or is required to execute and deliver) the agreement provided for in this Section 12(b), or which otherwise becomes bound by the terms and provisions of this Agreement or by operation of law.

13.          Arbitration. Except as hereinafter provided, any controversy or claim arising out of or relating to this Agreement of any alleged breach thereof shall be settled by arbitration in the City of Winston-Salem, North Carolina in accordance with the rules then obtaining of the American Arbitration Association and any judgment upon any award, which may include an award of damages, may be entered in the highest State or Federal court having jurisdiction. Nothing contained herein shall in any way deprive the Company of its claim to obtain an injunction or other equitable relief arising out of the Executive’s breach of the provisions of Paragraphs 9 and 10 of this Agreement. In the event of the termination of Executive’s employment, Execu tive’s sole remedy shall be arbitration as herein provided and any award of damages shall be limited to recovery of lost compensation and benefits provided for in this Agreement.

14.          Notices. For the purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Jeff Jervik 156 Kakahiaka St. Kailua, HI 96734
If to the Company:	Krispy Kreme Doughnut Corporation P.O. Box 83 Winston-Salem, NC 27102-0083 (for mail)
370 Knollwood Suite 500 Winston-Salem, NC 27103 (for delivery) Attn: R. Frank Murphy, Corporate Secretary

15.          Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of North Carolina.

16.          Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of other provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

17.          Separability. The invalidity or lack of enforceability of a provision of this Agreement shall not affect the validity of any other provision hereof, which shall remain in full force and effect.

18.         Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

19.          Survival. The provisions of Sections 9 through 11 of the Agreement shall survive the termination of this Agreement and shall continue for the terms set forth therein.

20.          Captions. Captions to the sections of this Agreement are inserted solely for the convenience of the parties, are not a part of this Agreement, and in no way define, limit, extend or describe the scope hereof or the intent of any of the provisions.

21.          Non-Assignability. This Agreement is personal in nature and neither and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder. Without limiting the foregoing, the Executive’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this section, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered under its seal pursuant to the specific authorization of its board of directors and the Executive has hereunto set his hand and seal effective the day and year first above written.

KRISPY KREME DOUGHNUT CORPORATION By: /s/ Steven G. Panagos Its: President and Chief Operating Officer

[CORPORATE SEAL]

EXECUTIVE /s/ Jeff Jervik (Seal) Jeff Jervik